Exhibit 99.1

August 15, 2010

Mr. Jeffry E. Sterba

776 Club Drive

Keswick, VA 22947-2616

Re:	Employment Agreement

Dear Jeff:

On behalf of American Water Works Company, Inc. (the “Company”), I am pleased to advise you that you have been elected President and Chief Executive Officer of the Company and have been appointed to the Board of Directors of the Company. As President and Chief Executive Officer of the Company, you shall have the authority to control the day-to-day operations of the Company and its corporate strategy, subject to the Company’s Bylaws and Delegation of Authority and to the directions and decisions of the Company’s Board of Directors. The following are the terms and conditions of your employment as the Company’s President and Chief Executive Officer:

1.	Annual Base Salary. Your annual base salary will be $675,000, payable in accordance with the Company’s normal payroll practices.

2.	Annual Incentive Plan. You will be eligible to participate in the Company’s Annual Incentive Plan (“AIP”). For calendar year 2010, your participation will be pro-rated in accordance with the terms of the Plan as currently in effect for the portion of the calendar year in which you are employed by the Company. Before such pro-ration, your target award under the AIP for 2010 is 100%. The range of your actual award is between 0-200% of your target. Under the terms of the AIP, your actual award will be dependent on the Company’s Corporate Multiplier, which can range from 0 to 150%, and determines the amount of AIP pool available to the participants in the AIP. The Board of Directors anticipates that it will determine your AIP award for 2010 and 2011 based on the level of progress towards achieving the goals and objectives that were mutually agreed upon and reflected in the minutes of the meeting of the Board of Directors held on August 15, 2010.

3.

Signing Bonus. As an inducement to your assuming the responsibilities of President and Chief Executive Officer of the Company, you will receive promptly after the date hereof a signing bonus of $200,000 in cash and options to purchase 25,000 shares of the common stock of the Company. The options will provide for vesting over a 2 year period and for expiration on the

Mr. Jeffry E. Sterba

August 15, 2010

7th anniversary of the date of grant. In the event of the termination of your employment by the Company without cause before these options become fully vested or are exercised by you, you will be fully vested in these options and will be entitled to exercise such options for a period of two (2) years after the date of such termination of employment. The exercise price of the options shall equal the closing price of the common stock of the Company on the New York Stock Exchange on Friday, August 13, 2010.

4.	Long Term Incentive Plan. You will be eligible to participate in the Company’s Long Term Incentive Plan (“LTIP”) with a target payout equal to 200% of your annual base salary. For 2010, you will receive a pro-rated amount pursuant to the terms of the 2010 LTIP. In the event of the termination of your employment by the Company without cause at any time, or in the event of the termination of your employment in connection with the implementation of a succession plan, you will be fully vested with respect to all options and restricted stock units granted to you prior to, and in the case of the LTIP grant for 2012, pro-rated for the period prior to, the second anniversary of the date hereof and, in the case of the stock options, you will be entitled to exercise such options for a period of two (2) years after the date of such termination of employment. For purposes hereof, the term “implementation of a succession plan” means a change in the chief executive officer of the Company that takes place with the mutual agreement of you and the Board of Directors of the Company as to the identity of the successor CEO and the timing of such change. Subject to the terms of any agreements between you and the Company that may be reached in the future, (i) your rights with respect to grants of options and restricted stock units under the Company’s LTIP that are made after the second anniversary of the date hereof and (ii) your rights with respect to grants of options and restricted stock units that are granted prior to the second anniversary in the event of the termination of your employment for any reason other than (x) by the Company without cause or (y) in connection with the implementation of a succession plan shall be determined by the terms and conditions of the LTIP.

5.	Terms of AIP and LTIP. While there is not currently underway any effort to revise the AIP and LTIP, it is understood that during the term of your employment such plans may be revised by the Board of Directors and/or Compensation Committee of the Board of Directors, and as a result the terms of your participation in such plans may vary from that described herein.

6.	Deferred Compensation Plan You will be eligible to participate in the Company’s Deferred Compensation Plan.

7.	Executive Severance Policy. If the Company terminates your employment other than for cause, and in lieu of the terms and conditions of the Company’s Executive Severance Policy relating to base salary continuation, you will be entitled to receive the following:

(a)	If such termination occurs on or before the third anniversary of the date hereof, a severance payment equal to twelve (12) months’ base pay; and

Mr. Jeffry E. Sterba

August 15, 2010

(b)	If such termination occurs after the third anniversary of the date hereof, a severance payment equal to eighteen (18) months’ base pay.

In addition, if the Company terminates your employment other than for cause, you shall be entitled to receive continued health, dental and vision coverage in accordance with the terms of the Company’s Executive Severance Policy.

8.	Benefits. You will be eligible to participate in the Company’s comprehensive benefits package, which currently includes medical insurance, dental and vision insurance, as in effect from time to time for the Company’s senior management.

9.	Retirement Plans. You are eligible to participate in the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Deferred Compensation Plan pursuant to the terms of those Plans as in effect from time to time.

10.	Outside Activities. The Company understands that you will continue to serve as the non-executive Chairman and a director of PNM Resources, Inc., as a member of the executive committee and leadership group of the Edison Electric Institute and as a director of the Meridian Institute, a non-profit organization. During your employment with the Company, and except as specified in the immediately preceding sentence, you will not engage in any business activity or serve on the board of directors or advisory committee of any for-profit or non-profit corporation, trade association, partnership, limited liability company or other form of business or entity without the prior approval of the Board of Directors of the Company.

11.	Vacation. You are entitled to five (5) weeks of vacation each year which must be used in accordance with the Company’s vacation policy.

Except and so far as you and the Company agree otherwise in writing, your employment with the Company shall remain at-will, which means that your employment with the Company may be terminated by you or the Company at any time, with or without cause.

Mr. Jeffry E. Sterba

August 15, 2010

Please signify your Agreement with the foregoing terms of your employment by returning to my attention the original of this letter agreement.

Sincerely yours,

/s/ George MacKenzie
Chairman of the Board

AGREED:

/s/ Jeffry E. Sterba
Jeffry E. Sterba